September 21, 2000

The  Female  Health  Company
875  North  Michigan  Avenue
Suite  3660
Chicago,  Illinois  60611

Gentlemen:                       Re:     Registration  Statement  on  Form  SB-2

     We have acted as counsel for The Female Health Company, a Wisconsin corporation (the "Company"), in connection with the Company's registration of 650,000 shares (the "Shares") of its $.01 par value common stock at the request of three selling stockholders (the "Selling Stockholders").

     In such capacity we have examined, among other documents, the Articles of Incorporation of the Company, as amended and the Registration Statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the sale by the Selling Stockholders of the Shares. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the Shares have been validly issued and are fully-paid and nonassessable, except as set forth in Wisconsin Statutes section 180.0622(2)(b), as interpreted, which provides that shareholders of the Company may be personally liable in an amount equal to the par value of their shares for all debts owing to employees of the Company for services performed for the Company, but not exceeding six months' service in any one case
 .
     We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form SB-2 and to the use of our name beneath the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.
 .
                              REINHART,  BOERNER,  VAN  DEUREN,
                              NORRIS  &  RIESELBACH,  s.c.

                              BY     /s/  James  M.  Bedore
                                     ----------------------
                                          James M. Bedore